Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 29, 2013 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 29, 2013.

Sales increased 5% to $237.0 million from $226.3 million in last year’s third quarter. Net earnings increased 13% to $21.2 million in the current quarter from $18.7 million last year. Earnings per diluted share increased 13% to $1.12 for the third quarter from $.99 last year. Operating income increased 8% to $32.4 million in the current quarter from $29.9 million in the year ago quarter.

For the nine months ended June 29, 2013, sales increased 7% to $629.8 million from $588.6 million in last year’s nine months.  Net earnings increased 27% to $44.1 million in the nine months from $34.6 million last year.  Earnings per diluted share increased to 27% to $2.33 for the nine months from $1.83 last year.  Operating income increased 22% to $66.6 million from $54.6 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our food service group had an outstanding quarter with strong sales of soft pretzels and churros to new restaurant chain customers and added distribution throughout our customer base.  ICEE and frozen beverages had another good quarter.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S Italian ice, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and READI-BAKE cookies.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

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J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

 (in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 29,	June 23,	June 29,	June 23,
	2013	2012	2013	2012

Net Sales	$237,036	$226,335	$629,770	$588,575

Cost of goods sold	161,714	153,828	442,162	415,675
Gross Profit	75,322	72,507	187,608	172,900

Operating expenses
Marketing	19,554	19,892	53,499	54,955
Distribution	16,750	16,034	47,863	44,465
Administrative	7,063	6,873	20,122	19,158
Other general income	(429)	(183)	(480)	(305)
	42,938	42,616	121,004	118,273

Operating Income	32,384	29,891	66,604	54,627

Other income (expense)
Investment income	904	397	2,576	1,132
Interest expense & other	(29)	11	(82)	(32)

Earnings before income taxes	33,259	30,299	69,098	55,727

Income taxes	12,087	11,627	25,040	21,147

NET EARNINGS	$21,172	$18,672	$44,058	$34,580

Earnings per diluted share	$1.12	$0.99	$2.33	$1.83

Weighted average number of diluted shares	18,913	18,947	18,890	18,917

Earnings per basic share	$1.13	$0.99	$2.34	$1.83

Weighted average number of basic shares	18,807	18,886	18,804	18,850

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	(unaudited)
	June 29,	September 29,
	2013	2012
Cash and cash equivalents	$79,268	$154,198
Current marketable securities held to maturity	3,498	1,214
Other current assets	175,718	152,656
Property, plant and equipment, at cost	146,494	141,544
Goodwill	76,899	76,899
Other intangible assets, net	45,122	48,464
Marketable securities held to maturity	2,000	24,998
Marketable securities available for sale	107,512	-
Other	3,126	3,071
Total	$639,637	$603,044

Current Liabilities	$89,046	$81,505
Long-term obligations under capital leases	164	347
Deferred income taxes	44,874	44,874
Other long-term liabilities	670	831
Stockholders' Equity	504,883	475,487
Total	$639,637	$603,044

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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